FOR RELEASE September 8, 2009 at 7:30 a.m. ET

Palatin Technologies, Inc. Reports Fourth Quarter and Fiscal Year End 2009
Results; Teleconference and Webcast to be held on September 8, 2009

CRANBURY, NJ – September 8, 2009 – Palatin Technologies, Inc. (NYSE Amex: PTN) today announced results for its fourth quarter and fiscal year ended June 30, 2009. For the year ended June 30, 2009, total revenues were $11.4 million, compared to $11.5 million for year ended June 30, 2008. Palatin’s net loss for the year ended June 30, 2009 was $4.8 million, or $(0.06) per basic and diluted share, compared to a net loss of $14.4 million, or $(0.17) per basic and diluted share, for the year ended June 30, 2008.

Palatin reported a net loss of $0.2 million, or $(0.00) per basic and diluted share, for the quarter ended June 30, 2009, compared to a net loss of $5.2 million, or $(0.06) per basic and diluted share, for the same period in 2008. Total revenues in the quarter ended June 30, 2009 were $4.2 million, compared to $1.0 million for the same period in 2008.

The decreases in net loss for the year and quarter ended June 30, 2009, versus the year and quarter ended June 30, 2008, were primarily due to a net decrease in operating expenses resulting from strategic restructuring and refocusing of Palatin’s clinical-stage development programs and, for the quarter ended June 30, 2009, an increase in revenue earned under Palatin’s license and clinical trial collaboration agreements with AstraZeneca AB (AstraZeneca).

FISCAL YEAR 2009 HIGHLIGHTS

Significant developments in Palatin’s business since June 30, 2008, include the following:

•	Advances in Palatin's product portfolio in sexual dysfunction, obesity and cardiovascular fields:
•	Evaluated the blood pressure effects of subcutaneously administered bremelanotide in a Phase 1 clinical study. No statistically significant difference in mean changes in blood pressure was seen in subjects receiving bremelanotide compared to placebo.
•	Scheduled a meeting with the Food and Drug Administration to discuss initiation of a Phase 2B clinical trial of subcutaneously administered bremelanotide in erectile dysfunction patients non-responsive to phosphodiesterase-5 inhibitors, the current standard therapy for erectile dysfunction.
•	Reported on two human clinical trials of PL-3994, Palatin's drug under development for the treatment of heart failure. A Phase 1 study in healthy volunteers was presented at the Heart Failure Society of America Meeting in Toronto in September 2008 and a Phase 2A study in patients with controlled hypertension will be presented at the September 2009 Heart Failure Society of America Meeting.
•	Conducted a proof-of-principle clinical study on the effects of a melanocortin receptor-specific compound on food intake, obesity and other metabolic parameters pursuant to a clinical trial sponsored research agreement with AstraZeneca.

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•	Amended and extended agreements with AstraZeneca, including entering into a clinical trial sponsored research agreement. In addition to reimbursement of Palatin's activities at an agreed full-time equivalent rate, during the fiscal year ended June 30, 2009 Palatin received payments of $6.6 million from AstraZeneca, $5.7 million of which was recognized as revenue during the fiscal year.
•	Raised approximately $2.8 million in net proceeds of a registered direct offering, after deducting placement agent fees and other offering expenses, in August 2009, subsequent to fiscal year end.

REVENUE

For the quarter ended June 30, 2009, Palatin recognized $4.2 million of revenue under its agreements with AstraZeneca. In the comparable quarter of 2008, Palatin recognized $0.8 million of revenue from AstraZeneca. Revenue for the year ended June 30, 2009 was $11.4 million, compared to $11.5 million for the prior year.

COSTS AND EXPENSES

Total operating expenses for the quarter ended June 30, 2009 were $4.5 million compared to $6.4 million for the comparable quarter of 2008. For the year ended June 30, 2009, total operating expenses were $18.7 million, compared to $28.1 million for the prior year. The net decreases in operating expenses for the quarter and year just ended were primarily due to strategic restructuring and refocusing of Palatin’s clinical-stage development programs, partially offset by increases for clinical costs associated with Palatin’s agreements with AstraZeneca.

CASH POSITION

Palatin’s cash, cash equivalents and investments totaled $7.8 million as of June 30, 2009, compared to $12.8 million at June 30, 2008. Subsequent to the fiscal year end, Palatin received $2.8 million in net proceeds from the August 2009 offering.

Conference Call / Webcast

Palatin will host a conference call and webcast on September 8, 2009 at 11:00 a.m. Eastern Time to discuss its fourth quarter of fiscal year 2009 financial results. Individuals interested in listening to the conference call live can dial 800-776-0816 (domestic) or 913-312-0854 (international), passcode 1405577. The webcast and replay can be accessed by logging on to the “Investor/Media Center-Webcasts” section of Palatin’s website at http://www.palatin.com. A telephone and webcast replay will be available approximately one hour after the completion of the call. To access the telephone replay, dial 888-203-1112 (domestic) or 719-457-0820 (international), passcode 1405577. The webcast and telephone replay will be available through September 15, 2009.

About Palatin Technologies, Inc.

Palatin Technologies, Inc. is a biopharmaceutical company focused on discovering and developing targeted, receptor-specific small molecule and peptide therapeutics. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders in order to maximize their commercial potential. For additional information regarding Palatin, please visit Palatin Technologies’ website at http://www.palatin.com.

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Forward-looking Statements

Statements about future expectations of Palatin Technologies, Inc., including statements about its development programs, proposed indications for its product candidates, pre-clinical activities, marketing collaborations, and all other statements in this document other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. Palatin intends that such forward-looking statements be subject to the safe harbors created thereby. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for various reasons, including, but not limited to Palatin’s ability to fund development of its technology, ability to establish and successfully complete clinical trials and pre-clinical studies and the results of those trials and studies, dependence on its partners for certain development activities, need for regulatory approvals and commercial acceptance of its products, ability to protect its intellectual property, and other factors discussed in Palatin’s periodic filings with the Securities and Exchange Commission. Palatin is not responsible for updating for events that occur after the date of this press release.

Palatin Technologies Investor Inquiries:	Palatin Technologies Media Inquiries:
Stephen T. Wills, CPA, MST	Susan Neath, Burns McClellan
EVP-Operations / Chief Financial Officer	Vice President, Investor Relations
(609) 495-2200/info@palatin.com	Tel: (212) 213-0006/sneath@burnsmc.com

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(Financial Statement Data Follows)

PALATIN TECHNOLOGIES, INC.
Consolidated Statement of Operations Data
(unaudited)

	Year Ended June 30,		Quarter Ended June 30,
	2009	2008	2009	2008

REVENUES	$11,351,774	$11,483,287	$4,227,070	$1,015,764

OPERATING EXPENSES:
Research and development	13,356,751	21,187,762	3,045,423	4,891,494
General and administrative	5,296,859	6,928,295	1,415,171	1,460,066
Total operating expenses	18,653,610	28,116,057	4,460,594	6,351,560

Loss from operations	(7,301,836)	(16,632,770)	(233,524)	(5,335,796)

OTHER INCOME (EXPENSE):
Investment income	233,319	1,030,452	38,137	122,162
Interest expense	(26,159)	(73,495)	(5,143)	(28,661)
Gain on sale of property and
equipment	550,968	-	-	-
Total other income, net	758,128	956,957	32,994	93,501

Loss before income taxes	(6,543,708)	(15,675,813)	(200,530)	(5,242,295)
Income tax benefit	1,741,476	1,291,444	-	-

NET LOSS	$(4,802,232)	$(14,384,369)	$(200,530)	$(5,242,295)

Basic and diluted net loss per
common share	$(0.06)	$(0.17)	$(0.00)	$(0.06)

Weighted average number of common shares
outstanding used in computing basic and
diluted net loss per common share	86,370,306	85,220,575	86,662,901	85,297,321

PALATIN TECHNOLOGIES, INC.
Consolidated Balance Sheet Data
(unaudited)

	June 30, 2009	June 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$4,378,662	$9,421,770
Available-for-sale investments	3,439,650	3,352,771
Accounts receivable	508,528	5,747
Prepaid expenses and other current assets	492,824	484,362
Total current assets	8,819,664	13,264,650

Property and equipment, net	3,650,783	5,128,076
Restricted cash	475,000	475,000
Other assets	254,364	257,198
Total assets	$13,199,811	$19,124,924

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Capital lease obligations, current portion	$87,675	$263,128
Accounts payable	206,363	635,183
Accrued expenses	1,420,741	1,666,628
Accrued compensation	-	767,509
Deferred revenue, current portion	2,650,002	1,666,669
Total current liabilities	4,364,781	4,999,117

Capital lease obligations, net of current portion	33,954	121,629
Deferred rent, net of current portion	1,182,026	1,479,794
Deferred revenue, net of current portion	4,305,551	5,972,220
Total liabilities	9,886,312	12,572,760

Stockholders' equity:
Preferred stock of $0.01 par value - authorized 10,000,000 shares;
Series A Convertible; issued and outstanding 4,997 shares as of June
30, 2009 and 2008, respectively	50	50
Common stock of $0.01 par value - authorized 150,000,000 shares;
issued and outstanding 86,662,901 and 85,524,077 shares as of June
30, 2009 and 2008, respectively	866,629	855,241
Additional paid-in capital	209,712,379	208,247,194
Accumulated other comprehensive income	116,111	29,117
Accumulated deficit	(207,381,670)	(202,579,438)
Total stockholders' equity	3,313,499	6,552,164
Total liabilities and stockholders' equity	$13,199,811	$19,124,924